EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-81577 of Taubman Centers, Inc. on Form S-8 of our report dated February 4, 2004 (which reports express an unqualified opinion and include an explanatory paragraph relating to Taubman Centers, Inc.‘s changed method of accounting for the impairment and disposal of long-lived assets and Taubman Centers, Inc.‘s and the Unconsolidated Joint Ventures of Taubman Realty Group Limited Partnership’s changed method of accounting for derivative instruments) appearing in the Annual Report on Form 10-K of Taubman Centers, Inc. for the year ended December 31, 2003 and our report dated May 29, 2003 on the Statement of Net Assets Available for Benefits as of December 31, 2002, in the Annual Report on Form 11-K of The Taubman Company and Related Entities Employee Retirement Savings Plan for the year ended December 31, 2003.

/s/ Deloitte & Touche LLP

Detroit, Michigan
June 21, 2004